Exhibit 4.16

SECOND AMENDED AND RESTATED LOAN NOTE

$400,000,000	November 30, 2017

FOR VALUE RECEIVED, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, and Fresenius Medical Care Holdings, Inc., a New York corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of Fresenius SE & Co. KGaA, a German partnership limited by shares, or its specified subsidiary (the “Lender”) the lesser of (i) the principal amount of $400,000,000 (Four Hundred Million Dollars) (or the US Dollar equivalent of any amount denominated in any other currency as determined by Lender based on the spot rate as reasonably selected by Lender), or (ii) the unpaid principal amount of all Advances (as defined in Clause  2) made by the Lender to the Borrowers hereunder, together with interest accrued thereon at the rate set forth below, on the date specified for repayment of such Advance pursuant to Clause 3 hereof or such earlier date as such amounts may become payable pursuant to the terms hereof.

1.                       The following terms used in this Note shall have the following meanings:

“FMC Credit Agreement” means the Credit Agreement dated as of October 30, 2012 among FMC and FMCH, as borrowers and guarantors, the other borrowers and guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, as amended, restated, supplemented, or otherwise modified, or renewed, refunded, replaced, or refinanced from time to time.

“FMC” means Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, and its successors and permitted assigns.

“FMCH” means Fresenius Medical Care Holdings, Inc., a New York corporation, and its successors and permitted assigns.

All other capitalized terms used but not otherwise defined herein shall bear the meanings assigned thereto in the FMC Credit Agreement.  This Note amends and restates and supersedes the Amended and Restated Loan Note dated as of June 18, 2015 (the “Original Note”) in the original principal amount of $400,000,000 issued by the borrowers party thereto to Lender. On the date hereof, no loans are outstanding under the Original Note.  The Borrowers and Lender hereby agree that with effect from the date hereof, the borrowers identified on Schedule I hereto shall be released from all obligations under and in respect of the Original Note and shall have no rights hereunder.

2.                       The Lender may lend (but shall not have any commitment to lend) one or more advances (each an “Advance”) to the Borrowers jointly and severally from time to time upon request during the period from the date hereof to but excluding July 31, 2022 in an aggregate amount which shall not exceed $400,000,000 (or the US Dollar equivalent of any amount denominated in any other currency as determined by Lender at the time of making any Advance hereunder based on the spot rate as reasonably selected by Lender at that time).  Amounts borrowed hereunder may be repaid and reborrowed pursuant to this Clause. The Lender shall have no obligation to make any Advance requested hereunder.

3.                       Each Advance shall be repaid in full on the date that is one, two or three months after the date on which it is made, as agreed by the Borrowers and the Lender on the date such Advance is made, or any other period agreed between the Borrowers and the Lender; provided, that if no maturity date is so agreed, such Advance shall have a term of one month.

4.                       Borrowers and Lender hereby agree that with effect from the date hereof, the unpaid principal amount of each Advance made hereunder shall bear interest at a fluctuating rate per annum equal to the Fixed LIBOR Rate (as defined in and calculated pursuant to the FMC Credit Agreement) for an Interest Period equivalent to the term of such Advance plus a margin, determined pursuant to the pricing matrix set forth below, that is based on the Consolidated Leverage Ratio (as defined in and calculated pursuant to the FMC Credit Agreement), and shall change as and when the Applicable Percentage (as defined in and calculated pursuant to the FMC Credit Agreement) changes:

Pricing Level	Consolidated Leverage Ratio	Margin
I	> 3.75:1.0	1.185%
II	> 3.25:1.0 but < 3.75:1.0	1.110%
III	> 2.75:1.0 but < 3.25:1.0	1.010%
IV	> 2.25:1.0 but < 2.75:1.0	0.930%
V	< 2.25:1.0	0.825%

Interest shall be payable in arrears upon maturity, on any prepayment and on any acceleration of the principal amount hereof and shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day and excluding the last day).

5.                       Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day or is a day on which commercial banks are authorized or required by law to close in the Federal Republic of Germany, such payment shall be made on the next succeeding Business Day on which commercial banks are not authorized or required by law to close in the Federal Republic of Germany, and such extension of time shall be included in the computation of the payment of interest on this Note.

6.                       All payments of principal and interest in respect of this Note shall be made in

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same day funds in the currency in which the related Advance was made to the Lender’s account as notified in writing by the Lender.

7.                       If any proceeding under any Debtor Relief Law shall be commenced by or against the Borrowers, all amounts of principal and accrued interest outstanding under this Note shall become immediately due and payable.

8.                            The Lender agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all Advances, the maturity date of each such Advance and principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any Advance or any payment made on this Note shall not limit or otherwise affect the obligation of the Borrowers hereunder with respect to payments of principal or interest on this Note.

9.                            Any Borrower may cease to be a Borrower hereunder by delivering a written notice to the Lender, effective on the later to occur of (i) the date the Lender receives such written notice and (ii) the date such Borrower has paid all of its obligations and all accrued and unpaid interest, fees and other obligations hereunder or in connection herewith.

10.                     [Reserved]

11.                     THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS ARISING HEREUNDER AND ALL OTHER ASPECTS HEREOF SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.                     The obligations of the Borrowers arising under this Note may be prepaid in whole or in part, together with all accrued interest thereon, without penalty or premium.

13.                     The terms of this Note are subject to amendment only by a writing signed by the Borrowers and the Lender.

14.                     In no event shall any interest be payable under this Note to the extent that the payment thereof would be prohibited by applicable law.

15.                     The Borrowers hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

16.                     No delay on the part of the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender, of any right or remedy shall preclude any other or further exercise of any other right or remedy.

17.                     In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, this Note has been executed as of the day and year first written above.

BORROWERS:

FRESENIUS MEDICAL CARE AG & Co. KGaA, a German partnership limited by shares, represented by FRESENIUS MEDICAL CARE MANAGEMENT AG, a German corporation, its general partner

	By:	/s/ Michael Brosnan
	Name:	Michael Brosnan
	Title:	Member of the Management Board

	By:	/s/ Rice Powell
	Name:	Rice Powell
	Title:	Member of the Management Board

[Signature Page —Loan Note]

FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation

By:	/s/ Mark Fawcett
Name:	Mark Fawcett
Title:	Senior Vice President and Treasurer

[Signature Page —Loan Note]

ACKNOWLEDGED AND AGREED:

FRESENIUS SE & Co. KGaA, represented by FRESENIUS MANAGEMENT SE, its general partner, as Lender

	By:	/s/ Rachel Empey
	Name:	Rahel Empey
	Title:	Chief Financial Officer

	By:	/s/ Dr. Karl-Dieter Schwab
	Name:	Dr. Karl-Dieter Schwab
	Title:	Senior Vice President Finance

[Signature Page —Loan Note]

TRANSACTIONS ON PROMISSORY NOTE

Date	Amount of Advance Made This Date	Maturity Date of Such Advance	Amount of Principal Paid This Date	Amount of Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Schedule I

Released Borrowers

1.              National Medical Care, Inc., a Delaware corporation;

2.              Bio-Medical Applications of Alabama, Inc., a Delaware Corporation;

3.              Bio-Medical Applications of California, Inc., a Delaware corporation;

4.              Bio-Medical Applications of Delaware, Inc., a Delaware corporation;

5.              Bio-Medical Applications of Georgia, Inc., a Delaware corporation;

6.              Bio-Medical Applications of Kentucky, Inc., a Delaware corporation;

7.              Bio-Medical Applications of Louisiana, LLC, a Delaware limited liability company;

8.              Bio-Medical Applications of Minnesota, Inc., a Delaware corporation;

9.              Bio-Medical Applications of Mississippi, Inc., a Delaware corporation;

10.       Bio-Medical Applications of New Hampshire, Inc., a Delaware corporation;

11.       Bio-Medical Applications of New Jersey, Inc., a Delaware corporation;

12.       Bio-Medical Applications of New Mexico, Inc., a Delaware corporation;

13.       Bio-Medical Applications of North Carolina, Inc., a Delaware corporation;

14.       Bio-Medical Applications of Ohio, Inc., a Delaware corporation;

15.       Bio-Medical Applications of Pennsylvania, Inc., a Delaware corporation;

16.       Bio-Medical Applications of Tennessee, Inc., a Delaware corporation;

17.       Bio-Medical Applications of Texas, Inc., a Delaware corporation ;

18.       Bio-Medical Applications of West Virginia, Inc., a Delaware corporation;

19.       Bio-Medical Applications of Virginia, Inc., a Delaware corporation;

20.       Fresenius USA Manufacturing, Inc., a Delaware corporation;

21.       Fresenius USA Marketing, Inc., a Delaware corporation;

22.       Fresenius USA, Inc., a Massachusetts corporation;

23.       Spectra Laboratories, Inc., a Nevada corporation;

24.       WSKC Dialysis Services, Inc., an Illinois corporation;

25.       Fresenius Management Services, Inc., a Delaware corporation;

26.       Renal Care Group, Inc., a Delaware corporation;

27.       Dialysis Centers of America — Illinois, Inc., an Illinois corporation;

28.       Renal Care Group of the Midwest, Inc., a Kansas corporation;

29.       Renal Advantage Holdings, Inc., a Delaware corporation;

30.       Renal Advantage Inc., a Delaware corporation;

31.       Bio-Medical Applications of Wisconsin, Inc., a Delaware corporation;

32.       Fresenius Medical Care Ventures Holding Company, Inc., a Delaware corporation;

33.       Renal Care Group of the South, Inc., a Delaware corporation;

34.       Renal Care Group Alaska, Inc., an Alaska corporation;

35.       Renal Care Group East, Inc., a Pennsylvania corporation;

36.       RCG Mississippi, Inc., a Delaware corporation;

37.       Renal Care Group Northwest, Inc., a Delaware corporation;

38.       RCG University Division, Inc., a Tennessee corporation;

39.       Renex Dialysis Clinic of Woodbury, Inc., a New Jersey corporation;

40.       Spectra East, Inc., a Delaware corporation;

41.       Bio-Medical Applications of South Carolina, Inc., a Delaware corporation;

42.       Fresenius Medical Care Rx, LLC, a Delaware limited liability company;

43.       Fresenius Medical Care Pharmacy Services, Inc., a Delaware corporation;

44.       Bio-Medical Applications of Illinois, Inc., a Delaware corporation;

45.       FMS New York Services, LLC, a Delaware limited liability company; and

46.       NNA Management Company of Kentucky, Inc., a Kentucky corporation